                                                                    EXHIBIT 12.1

                                                    MICHAELS STORES, INC.
                                              RATIO OF EARNINGS TO FIXED CHARGES
                                                        (IN THOUSANDS)



                                                                          FISCAL YEARS
                                                     -----------------------------------------------------
                                                      1996(1)      1997       1998      1999(2)    2000(3)
                                                     --------    --------   --------   --------   --------
INCOME (LOSS) BEFORE INCOME TAXES                    $(41,073)   $ 48,507   $ 70,324   $102,391   $134,069

Fixed charges:
  Interest on senior notes due 2006                     8,217      13,594     13,594     13,594     13,594
  Interest on subordinated notes due 2003               5,962       5,962      5,962      5,962      2,522
  Amortization of senior notes deferred costs             253         447        447        452        451
  Amortization of subordinated notes deferred costs       323         318        318        317        134
  Other interest expense                                6,283       3,127      2,357      2,329      1,325
  Rental expense interest factor                       38,943      40,175     46,871     59,958     75,019
                                                     --------    --------   --------   --------   --------
                                                       59,981      63,623     69,549     82,612     93,045
                                                     --------    --------   --------   --------   --------
Adjusted income (loss) before taxes                  $ 18,908    $112,130   $139,873   $185,003   $227,114
                                                     ========    ========   ========   ========   ========
RATIO OF EARNINGS TO FIXED CHARGES                       0.32        1.76       2.01       2.24       2.44


                                                                             12 MONTHS
                                                                               ENDED
                                                       Q1, 00(3) Q1, 01(4) MAY 5, 2001(4)
                                                       --------  --------  -------------
INCOME (LOSS) BEFORE INCOME TAXES                       $16,807   $12,354     $129,616

Fixed charges:
  Interest on senior notes due 2006                       3,398     3,398       13,594
  Interest on subordinated notes due 2003                 1,490        -0        1,032
  Amortization of senior notes deferred costs               114       112          449
  Amortization of subordinated notes deferred costs          79        -0           55
  Other interest expense                                    439       268        1,154
  Rental expense interest factor                         18,755    22,554       78,819
                                                       --------  --------  -------------
                                                         24,275    26,332       95,103
                                                       --------  --------  -------------
Adjusted income (loss) before taxes                     $41,082   $38,686     $224,719
                                                       ========  ========  =============
RATIO OF EARNINGS TO FIXED CHARGES                         1.69      1.47         2.36



(1) Fiscal 1996 income before income taxes includes the effect of an unusual pre-tax charge of $41.2 million for costs associated with the sale to liquidate merchandise that was eliminated following store resets, markdowns on discontinued furniture and other home decor merchandise, and reserves for the closure of four stores and the write-down of leasehold improvements in three stores.
(2) Fiscal 1999 includes a charge of $1.5 million in connection with the settlement of the MJDesigns litigation.
(3) Fiscal 2000 and the first quarter of fiscal 2000 exclude the cumulative effect of a change in accounting principle in the amount of $3.1 million.
(4) The first quarter of fiscal 2001 and the 12 months ended May 5, 2001 includes $1.0 million for senior executive severance and $3.2 million for a litigation settlement on the Raniwala case.